Exhibit 10.35
December 15, 2015

Patrick S. McClymont
Executive Vice President and Chief Financial Officer Sotheby’s
1334 York Avenue
New York, New York 10021

Dear Patrick:

This letter hereby amends your Severance Agreement dated September 22, 2013 together with its Exhibits, as amended on December 19, 2013 (together, the “Agreement”) with respect to your employment arrangement with Sotheby’s (the “Company”) and provides our agreed transition terms. The Agreement, as amended by this letter, shall hereinafter collectively be referred to as the (“Transition Agreement”).

Sotheby’s and you have mutually agreed that you will resign from all positions you hold or may then hold with Sotheby’s and each of its subsidiaries and affiliates, including Chief Financial Officer of Sotheby’s and as a member of Sotheby’s subsidiaries’ boards of directors (the “Boards”), effective December 31, 2015, but you will remain an employee through and including January 31, 2016 (the “Transition Separation Date”) and will perform such duties to assist with the transition of the Chief Financial Officer role as requested. You agree to execute such documents as Sotheby’s may reasonably request to effect and evidence your resignation from any such position on the date of this Transition Agreement. You and Sotheby’s agree that your termination of employment at the Transition Separation Date shall be treated for purposes of the Agreement as a termination by mutual agreement and without Cause. Based on and subject to your continued performance of services through the Transition Separation Date, and otherwise subject to the terms and conditions hereof, you shall be entitled to receive the payments and benefits set forth below:

A.
Through the Transition Separation Date, you shall continue to receive (i) your base salary at the rate currently in effect for your service; (ii) one month pro-rated financial and car allowance for 2016; and (iii) continuing eligibility to participate in all employee benefit plans and programs (but not any incentive compensation programs) which are generally made available to senior officers of the Company.

B.
You shall receive an annual bonus in respect of your services during 2015 in the cash amount of $889,000.00 (“2015 Bonus”), which you and the Company agree has been determined based solely upon your cash target and in accordance with the Company’s and your individual performance. The 2015 Bonus shall be payable to you in a lump sum at such time as annual bonuses are paid to the Company’s other senior executive officers. The 2015 Bonus is subject to deferral under the Deferred Compensation Plan.

C.	You shall be paid for any accrued, unused vacation time in 2016 in the payroll following the Transition Separation Date.

D.
Subject to the first full paragraph below, you shall receive the amount provided for by and in accordance with Paragraph 1(a)(iii) of the Agreement (the “Severance Payment”). The Severance Payment is not subject to deferral under the Deferred Compensation Plan.

E.
Subject to the first full paragraph below, your outstanding equity awards shall continue to vest in accordance with the time and performance vesting criteria stated in the respective award agreements governing each such award.

You hereby reaffirm your obligation to comply with Paragraph 2 of the Agreement and Exhibit B to the Agreement, and you acknowledge that the benefits conferred in Paragraphs D and E above are expressly conditioned upon your continued compliance with Paragraph 2 of the Agreement and Exhibit B to the Agreement.
This confirms that you shall be entitled to continued indemnification to the fullest extent permitted by applicable law for your services rendered on behalf of the Company through the Transition Separation Date. You will also be covered by directors’ and officers’ liability insurance coverage, including “tail” coverage following the termination of your employment on the same basis provided to other directors and officers.

Very truly yours,
SOTHEBY’S

By: /s/ Tad Smith

Tad Smith
President and Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Patrick S. McClymont

Patrick S. McClymont

Dated: December 15, 2015